EXHIBIT 99.1

Argos Provides Financial Update

DURHAM, N.C., Nov. 28, 2017 (GLOBE NEWSWIRE) -- Argos Therapeutics Inc. (NASDAQ:ARGS), an immuno-oncology company focused on the development and commercialization of individualized immunotherapies based on the Arcelis® precision immunotherapy technology platform, today announced that TKC Properties, the landlord of the facility in Durham County, NC that Argos had previously intended to utilize as its primary manufacturing facility (“Centerpoint”), has, with Argos’ full consent, successfully completed the sale of this facility to a third party. In connection with this transaction, Argos has entered into a lease termination agreement with TKC pursuant to which Argos received cash proceeds of approximately $1.8 million. Additionally, Argos is no longer required to maintain restricted cash of approximately $0.7 million as a security deposit under the lease.

Argos today also reported that it has raised approximately $6.8 million of net proceeds under its at-the-market stock issuance facility with Cowen & Company subsequent to the close of the third quarter on September 30, 2017. The Company also announced that it has entered into a satisfaction and release agreement with one of its principal vendors, pursuant to which the Company restructured a $4.0 million deferred payment obligation by issuing an unsecured amortizing convertible note with a maturity date of September 30, 2020 in the approximate amount of $2.4 million, transferring ownership to the vendor of certain equipment developed by the vendor for Argos and valued at approximately $1.0 million, and making a payment of approximately $0.6 million as a combination of cash and common stock.

As a result of these transactions, the Company believes it now has sufficient cash to execute its business plan at least through June 2018. Jeff Abbey, president and chief executive officer of Argos, stated, “We are pleased to have significantly extended our cash runway through these recent transactions. As noted previously, we expect the next interim data analysis of the ADAPT clinical trial of Rocapuldencel-T in combination with sunitinib for the treatment of metastatic renal cell carcinoma to occur during the first half of 2018, subject to agreement with the FDA on an amended protocol. We therefore believe that we now have sufficient funding to achieve this important milestone, as well as to continue to support the ongoing Phase 2 clinical trial of AGS-004 in combination with vorinostat targeting HIV eradication in adult patients.”

About Argos Therapeutics

Argos Therapeutics is an immuno-oncology company focused on the development and commercialization of individualized immunotherapies for the treatment of cancer and infectious diseases using its Arcelis® technology platform. Argos' most advanced product candidate, Rocapuldencel-T, is being evaluated in the pivotal ADAPT Phase 3 clinical trial for the treatment of metastatic renal cell carcinoma (mRCC). Argos is also developing a separate Arcelis®-based product candidate, AGS-004, for the treatment of human immunodeficiency virus (HIV), which is currently being evaluated in combination with vorinostat, a latency-reversing drug, in an investigator-initiated Phase 2 clinical trial aimed at HIV eradication in adult patients. Funding for the development of AGS-004 has been provided by the National Institutes of Health, the National Institute of Allergy and Infectious Diseases, and the Collaboratory of Research for AIDS Eradication.

Forward Looking Statements

Any statements in this press release about Argos' future expectations, plans and prospects, including statements about Argos’ cash resources and other financial results, the clinical development of Argos' product candidates and other statements containing the words "believes," "anticipates," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," "may," "potential," "will," "would," "could," "should," "continue," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including whether Argos' cash resources will be sufficient to fund its continuing operations for the period anticipated; whether preliminary or interim clinical data will be indicative of the final data from a clinical trial; whether results obtained in clinical trials will be indicative of results obtained in future clinical trials; whether Argos' product candidates will advance through the clinical trial process on a timely basis; whether the results of such trials will warrant submission for approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether Argos' product candidates will receive approval from regulatory agencies on a timely basis or at all; whether, if product candidates obtain approval, they will be successfully distributed and marketed; whether Argos can successfully establish commercial manufacturing operations on a timely basis or at all; and other factors discussed in the "Risk Factors" section of Argos' Form 10-Q for the quarter ended September 30, 2017, which is on file with the SEC, and in other filings Argos makes with the SEC from time to time. In addition, the forward-looking statements included in this press release represent Argos' views as of the date hereof. Argos anticipates that subsequent events and developments will cause Argos' views to change. However, while Argos may elect to update these forward-looking statements at some point in the future, Argos specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Argos' views as of any date subsequent to the date hereof.

Investor contact:
Richard Katz, MD, MBA
Chief Financial Officer
Argos Therapeutics, Inc.
919-287-6315
rkatz@argostherapeutics.com

Media Contact:
Adam Daley
Berry & Company Public Relations
212.253.8881
adaley@berrypr.com